Exhibit (g)(14)

AB Cap Fund, Inc. — AB Concentrated Growth Fund

1345 Avenue of the Americas

New York, NY 10105

November 15, 2017

State Street Bank and Trust Company

State Street Financial Center

One Lincoln Street

Boston, MA 02111

Attention: Guthrie Falzone, Vice President

Re: AB Cap Fund, Inc. (the “Fund”)

Ladies and Gentlemen:

Please be advised that the undersigned Fund established one (1) new series of shares known as AB Concentrated Growth Fund (the “Portfolio”).

In accordance with Section 18.6, the Additional Portfolios provision, of the Master Custodian Agreement dated as of August 3, 2009 by and among each management investment company party thereto and State Street Bank and Trust Company, the undersigned Fund hereby requests that your bank act as Custodian for the aforementioned Portfolio under the terms of the aforementioned contract effective February 28, 2014. In connection with such request, the undersigned Fund hereby confirms to you, as of the date hereof, its representations and warranties set forth in Section 18.7 of the aforementioned contract.

Kindly indicate your acceptance of the foregoing by executing two copies of this letter agreement, returning one to the Fund and retaining one for your records.

Sincerely,

AB CAP FUND, INC.
on behalf of:
AB Concentrated Growth Fund

By: /s/ Nancy E. Hay

Name: Nancy E. Hay

Title: Assistant Secretary, Duly Authorized

Agreed and Accepted:

STATE STREET BANK AND TRUST COMPANY

By: __/s/ Andrew Erickson_________________________

Name: Andrew Erickson

Title:    Executive Vice President, Duly Authorized

Effective Date: February 28, 2014